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                                                                       EXHIBIT 3


                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      FISHER SCIENTIFIC INTERNATIONAL INC.


         FISHER SCIENTIFIC INTERNATIONAL INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL, by the unanimous vote of its members on March 16, 1998, filed with the minutes of the Board of Directors, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring such amendment to be advisable and directing that such amendment be submitted to and be considered by the stockholders of the Corporation for approval at the 1998 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, That the Certificate of Incorporation of the Corporation be amended by changing the Fourth Article thereof so that, as amended, such Article shall be and read as follows:




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                  "The total number of shares of stock which the Corporation shall have authority to issue is 115,000,000 shares, of which 100,000,000 shall be Common Stock, par value $0.01 per share (the "Common Stock"), and 15,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

         SECOND: That thereafter, the foregoing amendment to the Corporation's Certificate of Incorporation was duly adopted by the holders of a majority of the outstanding shares of Common Stock of the Corporation at the Annual Meeting of Stockholders on May 12, 1998 in accordance with the provisions of Section 242 of the DGCL and the terms of the Certificate of Incorporation.

         IN WITNESS WHEREOF, FISHER SCIENTIFIC INTERNATIONAL INC. has caused this Certificate of Amendment to be signed by Paul M. Meister, its Executive Vice President, and attested by Todd M. DuChene, its Vice President and Secretary, this 18th day of May, 1998.

                                       FISHER SCIENTIFIC INTERNATIONAL INC.

                                       By: /S/ PAUL M. MEISTER
                                           ------------------------
                                           Paul M. Meister
                                           Executive Vice President


ATTEST:


By: /S/ TODD M. DUCHENE
    -------------------
    Todd M. DuChene
    Vice President and Secretary